May 8, 1996

Mr. Joseph Becker
Fleet National Bank
Asset Based Lending OF 3204
One Federal Street
Boston MA 02111

Re: Waiver of Minimum Net Income and Minimum Consolidated Capital Base Covenants for the Quarter Ended March 31, 1996

Dear Mr. Becker:

As I told you on the telephone, Stocker & Yale, Inc. (the "Company") will report a net loss of $84,183 for the quarter ended March 31, 1996. The loss is a direct reflection of lower than budgeted revenues (total of $165k short, of which $143k was short in Hong Kong) and associated loss of gross margin.

As a result of this loss, the Company is out of compliance with subsections 6.01(m) and 6.01(k) of the Credit Agreement dated as of March 6, 1995 (as amended, the "Agreement"). A Review of Covenant Compliance as of March 31, 1996, is attached for your information.

The Company requests a Waiver of the Events of Default that have resulted from non-compliance with Subsections 6.01(m) and 6.01(k) of the Agreement, effective as of March 31, 1996, and limited to the quarter ended March 31, 1996.

Please acknowledge your receipt and consent by signing below and returning this form to us by mail or return fax.

Sincerely,

/s/ Susan Hojer Sundell
- -----------------------------
Susan Hojer Sundell
Vice President, Finance

I acknowledge receipt and consent on behalf of Fleet Bank of Massachusetts, N.A.


/s/ Joseph Becker                                                  5/24/96
- -----------------------------                                      -------
Joseph Becker, Vice President                                       Date